FOR IMMEDITE RELEASE

Contact: Linda Flynn, 201-902-9600 ext. 343

Trinity Moving Forward as it Announces New CEO and Major Investor

Former Forest City Ratner Executive Joins Company

Third Avenue Real Estate Value Fund Makes Substantial Investment

Company Approves Share Authorization Increase and Makes Payment to Creditors

SECAUCUS, NEW JERSEY (October 3, 2013). Trinity Place Holdings Inc. (“Trinity”) announced today the appointment of Matthew Messinger as President and CEO while welcoming the infusion of more than $13 million from Third Avenue Real Estate Value Fund, a new investor in Trinity. Trinity currently has significant real estate holdings in six states, including New York and New Jersey, and a variety of consumer-sector intellectual property rights.

Mr. Messinger, 41, was most recently Executive Vice President and Director of Investment Management at Forest City Ratner Companies (“FCRC”), a wholly owned subsidiary of Forest City Enterprises (“FCE”), where he served for more than 18 years. In this role, Mr. Messinger led the New York Investment Committee of FCRC and served on the Investment Committee and Executive Management Committee of FCE. Mr. Messinger brings extensive development, asset management, finance, strategic planning and tax credit structuring experience across a wide range of asset classes including retail, hotel, residential, office, arena and professional sports teams.

Third Avenue Real Estate Value Fund (NASDAQ: “TAREX”) today completed its $13.5 million strategic investment in Trinity through its purchase directly from the Company of the remaining 3,369,444 previously authorized but unissued common shares of Trinity at $4.00 per share. TAREX now owns 17% of the Company and will also be given the right to appoint one member of Trinity’s board of directors in connection with this investment. TAREX is managed by Third Avenue Management LLC, a New York based investment manager with approximately $12.9 billion in assets under management and is one of the leading investors in global real estate securities with approximately $4 billion invested in publicly traded real estate and real estate-related companies. Houlihan Lokey acted as sole placement agent for the offering.

Trinity’s assets include real estate holdings in markets such as Westbury, New York, Paramus and Secaucus, New Jersey, West Palm Beach, Florida, and “Trinity Place”, one of lower Manhattan’s premier development sites. In addition, Trinity has other assets such as intellectual property – including rights related to the Filene's Basement trademark. It is currently traded OTC under the symbol TPHS. Its current assets are the legacy of certain Syms Corp. and Filene’s Basement holdings as a result of those companies having emerged from Chapter 11 bankruptcy under a plan of reorganization in September 2012.

Trinity also announced that it has received shareholder consent to increase the number of authorized shares of the Company from 20 million shares to 40 million shares, which will enable the Company to compensate senior management and provide for the ability to issue additional shares for strategic and other business purposes. In addition, Trinity announced that it has made payments to the Company’s creditors and Marcy Syms in accordance with the plan of reorganization totaling approximately $30.2 million using cash available from prior property sales and from the sale of the Company’s Cherry Hill, New Jersey property, which closed on September 26, 2013 and netted approximately $4.5 million.

“I am excited to be joining Trinity Place Holdings. Trinity has a unique collection of real estate and other assets that have the potential to create great shareholder value,” stated Messinger. “With the addition of Third Avenue as a significant investor, the already strong shareholder base gets even stronger. Trinity now has more resources to invest appropriately in these assets. I also look forward to the prospect of using the Trinity platform to consider new opportunities as the company’s creditor obligations are met.”

Michael Winer, co-lead portfolio manager for Third Avenue, commented: “We have been interested in Trinity Place Holdings and its unique collection of properties since it emerged from bankruptcy in 2012. We believed that with the right capital structure and a highly-skilled management team, there is potential to create significant value by redeveloping its existing properties and taking advantage of other opportunities. Under the new leadership of Matt Messinger and with a group of strong and supportive equity owners, we are confident that Trinity will succeed in creating value for shareholders.”

Alexander Matina, a director of the Company and Vice President, Investments for MFP Investors, a significant shareholder of the Company, stated: “Today is a new path forward for Trinity that is beneficial to all stakeholders, including creditors and shareholders. Matt Messinger brings a diverse background in real estate that allows the company to fully realize the potential in the portfolio and give us flexibility on future opportunities. With Third Avenue as our new experienced real estate partner, Trinity is well positioned to satisfy its creditor obligations and deliver value for shareholders.”

Alan Cohen, Series A Preferred director, commented: “I'm looking forward to having Matt as our new President and CEO, and I know that the company's creditors and shareholders will be pleased to have someone with his experience and energy at the helm. Combined with today's investment by Third Avenue, I believe the company is moving in the right direction.”

Forward Looking Statements

Certain statements contained in this press release are “forward-looking” statements involving risks and uncertainties that may cause actual future events or results to differ materially from those described in the forward-looking statements. Words such as “expects,” “intends,” “anticipates,” “should,” “believes,” “will,” “plans,” “estimates,” “may,” variations of such words and similar expressions, are intended to identify such forward-looking statements. The company disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments, or otherwise. Additional information concerning factors that could cause actual future events and results to differ materially from those described in the forward-looking statements is contained from time to time in documents filed by the company with the Securities and Exchange Commission.

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